Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-117890) pertaining to the Xicor, Inc. 1998 Employee Stock Purchase Plan, Xicor, Inc. 1990 Incentive and Non-incentive Stock Option Plan, Xicor, Inc. 1998 Nonstatutory Stock Option Plan, Xicor, Inc. 2002 Stock Option Plan, Xicor, Inc. 2000 Director Option Plan, Xicor, Inc. 1995 Director Option Plan, (Form S-8 No. 333-88208) pertaining to the Elantec Semiconductor, Inc. 1983 Stock Option Plan, Elantec Semiconductor, Inc. 1994 Equity Incentive Plan, Elantec Semiconductor, Inc. 1995 Employee Stock Purchase Plan, Elantec Semiconductor, Inc. 1995 Equity Incentive Plan and Elantec Semiconductor, Inc. 2001 Equity Incentive Plan, (Form S-8 No. 333-31094) pertaining to the Intersil Corporation 1999 Equity Compensation Plan and Intersil Corporation Employee Stock Purchase Plan, (Form S-8 No. 333-50718) pertaining to the SiCOM, Inc. 1985 Incentive Stock Option Plan, SiCOM, Inc. 1996 Equity Incentive Plan and Option Issued to Robert W. Putnam, (Form S-8 No. 333-50722) pertaining to the Employee Stock Option Plan of No Wires Needed B.V., (Form S-8 No. 333-65804) pertaining to the Intersil Corporation 1999 Equity Compensation Plan, (Form S-4 No. 333-35052) and (Form S-4 No. 333-46984) and in the related Prospectuses of Intersil Corporation of our report dated February 28, 2006, with respect to the consolidated financial statements and schedule of Intersil Corporation, included in this Annual Report (Form 10-K) for the year ended December 28, 2007.

/s/ Ernst & Young LLP
Certified Public Accountants

Fort Lauderdale, Florida

February 21, 2008